News Release	Exhibit 99

Rockwell Automation Elects Patricia Watson to Board of Directors

MILWAUKEE, June 12, 2017 — Rockwell Automation (NYSE: ROK) today announced that Patricia Watson has been elected to the company’s board of directors effective July 1, 2017. Watson is senior executive vice president and chief information officer at Total System Services (TSYS), a leading global payments provider, responsible for setting the company’s enterprise technology strategy to enable future global growth.

“Patty is a leader in her industry, with proven business and technical skills, and we’re pleased to welcome her to our board of directors,” said Keith Nosbusch, Chairman of Rockwell Automation. “As information technology and operational technology converge, her expertise will help us assess new technologies, business models, and talent to create meaningful business outcomes for our customers.”

Watson joined TSYS with 17 years of financial services industry experience, serving in a variety of technology-related roles. These positions include vice president and global chief information officer for The Brinks Company, and senior technology executive for Bank of America’s treasury, payments and credit functions. She currently serves as a board director for Texas Capital Bancshares.

Watson holds a bachelor’s degree in mathematics from St. Mary’s College at Notre Dame, and an MBA from the University of Dayton.

Complementing her corporate experience, Watson served in the United States Air Force for 10 years as executive staff officer, flight commander, and director of operations. She also served as a member of the Texas Governor’s Committee for People with Disabilities, and as a member of Lime Connect, a premier resource for placing people with disabilities.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,000 people serving customers in more than 80 countries.

Contacts:

Steve Etzel

Vice President of Investor Relations & Treasury

414-382-8510

Keith Lester

Public Relations Manager

414-382-4871